Filed Pursuant to Rule 433
Registration No. 333-135092
Pricing Term Sheet
May 7, 2007
Allied Waste Industries, Inc.
Common Stock

Title of securities:	Common Stock

Selling stockholders:	Apollo Investment Fund III, L.P.

Apollo Overseas Partners III, L.P.

Apollo (U.K.) Partners III, L.P.

Apollo Investment Fund IV, L.P.

Apollo/AW LLC

Apollo Overseas Partners IV, L.P.

AIF III/AWI/RR LLC

Total number of shares offered:	32,764,897 shares

Public offering price:	At-the-market.

Trade date:	May 7, 2007

Settlement date:	May 11, 2007

Underwriter:	Goldman, Sachs & Co.
Lock-Up Restrictions: Subject to certain exceptions, each of John J. Zillmer (Chief Executive Officer of the issuer), Peter S. Hathaway (Chief Financial Officer of the issuer), Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Offshore Capital Partners III L.P., Blackstone Family Investment Partnership II L.P., Blackstone Family Investment Partnership III L.P. and each selling stockholder has agreed that, for a period of 60 days after the date of the prospectus supplement, it will not, without the prior written consent of the underwriter, (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to any common stock or any securities convertible into or exercisable or exchangeable for common stock, or warrants or other rights to purchase common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock or any securities convertible into or exercisable or exchangeable for common stock, or warrants or other rights to purchase common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii).

Certain Selling Stockholders Information: The beneficial ownership of the selling stockholders after the completion of the offering will be:

Beneficial Owner	Number of Shares	Number of Shares	Percentage of Shares
	Being Sold in this	Owned After this	Owned After this
	Offering	Offering	Offering
Apollo Investment Fund III, L.P.	12,685,315	—	—
Apollo Overseas Partners III, L.P.	833,180	—	—
Apollo (U.K.) Partners III, L.P.	515,943	—	—
Apollo Investment Fund IV, L.P.	15,644,540	—	—
Apollo/AW LLC	2,202,099	—	—
Apollo Overseas Partners IV, L.P.	871,206	—	—
AIF III/AWI/RR LLC	12,614	—	—
Apollo Investors	32,764,897	—	—

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 -866-471-2526.

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